FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207074-01

----- Original Message -----
From:  SG ABP SYNDICATE SOCIETE GENERALE (SG AMERICAS SECURITI)
At:  Jul 1, 2016 11:34:44

SGCMS 2016-C5 - NEW ISSUE CMBS  ***PUBLIC PRICED***

**PUBLIC OFFERED CERTIFICATES**

CLASS	RATING (F/K/M)	SIZE ($MM)	WAL	COUPON	PRICE	YIELD	SPREAD
A-1	AAAsf/AAA(sf)/Aaa(sf)	30.047	2.62	1.3450	99.99996	1.3356	S+55
A-2	AAAsf/AAA(sf)/Aaa(sf)	92.155	4.94	2.4910	102.99929	1.8496	S+87
A-3	AAAsf/AAA(sf)/Aaa(sf)	165.000	9.38	2.7790	100.99547	2.6654	S+136
A-4	AAAsf/AAA(sf)/Aaa(sf)	188.922	9.82	3.0550	102.99900	2.7134	S+138
A-SB	AAAsf/AAA(sf)/Aaa(sf)	39.644	7.17	2.8950	102.99680	2.4397	S+128
A-M	AAAsf/AAA(sf)/Aa3(sf)	50.656	9.89	3.3790	102.99160	3.0379	S+170
B	AA-sf/AA(sf)/NR	35.919	9.89	3.9330	102.99573	3.5879	S+225
C	A-sf/A(sf)/NR	33.157	9.92	5.0080	96.25787	5.4396	S+410

*Class C is WAC

Anticipated Settle Date: July 19, 2016

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.